Exhibit 99.1

Contact:
Robert J. Stroh, Jr.
Chief Executive Officer and Chief Financial Officer
(618) 224-9228

PRESS RELEASE

SUGAR CREEK FINANCIAL CORP.
ANNOUNCES A ONE-TIME CASH DIVIDEND

Trenton, Illinois; August 3, 2009.  The Board of Directors of Sugar Creek Financial Corp. (the “Company”) (OTCBB: SUGR) today declared a one-time cash dividend on the Company’s outstanding shares of common stock.  The dividend of $0.10 per share will be paid on or about September 1, 2009 to stockholders of record as of the close of business on August 18, 2009.

Sugar Creek MHC, the Company’s mutual holding company parent, intends to waive receipt of the dividend.

Sugar Creek Financial Corp. is the parent company of Tempo Bank.  Tempo Bank is headquartered in Trenton, Illinois with one other full-service branch in Breese, Illinois. The Bank is a full service community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.